FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	8/21/2015
Settle Date	8/27/2015
Security Name	NY CONV CTR 5% 11/15/30
CUSIP	649451CW9
Price	115.576
Transaction Value	$ 2,311,520.00
Class Size	$ 514,670,000.00
% of Offering	0.389%
Underwriter Purchased From	Citigroup
Underwriting Members: (1)	Citigroup
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Loop Capital Markets LLC
Underwriting Members: (4)	Barclays
Underwriting Members: (5)	Blaylock Beal Van
Underwriting Members: (6)	BNY Mellon Capital Markets
Underwriting Members: (7)	Fidelity Capital Markets
Underwriting Members: (8)	Goldman, Sachs & Co.
Underwriting Members: (9)	J.P. Morgan
Underwriting Members: (10)	Janney Montgomery Scott LLC
Underwriting Members: (11)	Jefferies
Underwriting Members: (12)	KeyBanc Capital Markets Inc.
Underwriting Members: (13)	Lebenthal & Co., LLC
Underwriting Members: (14)	M&T Securities, Inc.
Underwriting Members: (15)	Mesirow Financial, Inc.
Underwriting Members: (16)	Morgan Stanley
Underwriting Members: (17)	Oppenheimer & Co.
Underwriting Members: (18)	Piper Jaffray & Co.
Underwriting Members: (19)	Prager & Co., LLC
Underwriting Members: (20)	Ramirez & Co., Inc.
Underwriting Members: (21)	Raymond James
Underwriting Members: (22)	RBC Capital Markets
Underwriting Members: (23)	Rice Financial Products Company
Underwriting Members: (24)	Roosevelt & Cross Incorporated
Underwriting Members: (25)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (26)	Southwest Securities, Inc.
Underwriting Members: (27)	Stifel
Underwriting Members: (28)	TD Securities (USA) LLC
Underwriting Members: (29)	The Williams Capital Group, L.P.
Underwriting Members: (30)	US Bancorp
Underwriting Members: (31)	Wells Fargo Securities